APP. E4				REGULATION OF INVESTMENT ADVISORS

CUSIP No. 681936100			13G			Page 1 of 3 Pages

________________________________________________________________________

1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
		 ING Clarion Real Estate Securities, L.P.			232802869
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)____
(b)____
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
259 N. Radnor Chester Road, Suite 205, Radnor, PA 19087


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5. SOLE VOTING POWER
        4,632,689 shares, sole voting power

6. SHARED VOTING POWER
25,600 shares, shared voting power

7. SOLE DISPOSITIVE POWER
8,849,289 shares, sole dispositive power

8. SHARED DISPOSITIVE POWER
No shares under shared dispositive power

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,849,289 shares

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
14.72%

12.  TYPE OF REPORTING PERSON*
IA














SCHEDULE 13G						APP. E4

			              UNITED STATES
		  SECURITIES AND EXCHANGE COMMISSION
			WASHINGTON, D.C.  20549



				SCHEDULE 13G

			Under the Securities Exchange Act of 1934
			           (Amendment No _______)*
			        Omega Healthcare Investors
				(Name of Issuer)
				Common Stock
			          (Title of Class of Securities)
				     681936100
				(Cusip Number)




Sec 1745 (6-88)



					E4-1


 						Items
Item 1
(a) Omega Healthcare Investors
(b) 9690 Deereco Road, Suite 100, Timonium, MD  21093

Item 2
(a) ING Clarion Real Estate Securities, L.P.
(b) 259 N. Radnor-Chester Road, Suite 205, Radnor, PA  19087
(c) N/A
(d) Common Stock
(e) 681936100

Item 3
(a) Investment Adviser registered under section
   203 of the Investment Advisers Act of 1940

Item 4
(a)  8,849,289 shares
(b) 14.72%
(c)
   (i.)		4,632,689 shares, sole voting power
   (ii.)		25,600 shares, shared voting power
   (iii.)	8,849,289 shares, sole dispositive power
   (iv.)	No shares, shared dispositive power

Item 5
N/A

Item 6
N/A

Item 7
N/A

Item 8
N/A

Item 9
N/A

Item 10
T. Ritson Ferguson, CEO and Managing Director